SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

ACADIA Pharmaceuticals Inc.

(Name of Registrant as Specified In Its Charter)

Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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ACADIA PHARMACEUTICALS INC.

3911 Sorrento Valley Boulevard

San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 8, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of ACADIA Pharmaceuticals Inc., a Delaware corporation (“ACADIA” or the “Company”). The meeting will be held on June 8, 2012 at 8:00 a.m. local time at the offices of Cooley LLP, 4401 Eastgate Mall, San Diego, California 92121 for the following purposes:

1.	To elect two Class II directors named herein to hold office until our 2015 Annual Meeting of Stockholders.

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is April 10, 2012. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held

on June 8, 2012 at 8:00 a.m. local time at the offices of Cooley LLP,

4401 Eastgate Mall, San Diego, California 92121.

The proxy statement and annual report to stockholders

are available at http://ir.acadia-pharm.com.

By Order of the Board of Directors

Glenn F. Baity Vice President, General Counsel, and Secretary

San Diego, California

April 24, 2012

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as described in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ACADIA PHARMACEUTICALS INC.

3911 Sorrento Valley Boulevard

San Diego, California 92121

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 8, 2012

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

We have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors of ACADIA is soliciting your proxy to vote at the 2012 Annual Meeting of Stockholders. Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending the Notice to certain of our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 24, 2012 to all stockholders of record entitled to vote at the annual meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after May 8, 2012.

How do I attend the annual meeting?

The meeting will be held on Friday, June 8, 2012, at 8:00 a.m. local time at the offices of Cooley LLP, 4401 Eastgate Mall, San Diego, California 92121. Information on how to vote in person at the annual meeting is discussed below.

For directions to the Annual Meeting, please visit the following web address: http://maps.google.com/maps?f=q&source=s_q&hl=en&geocode=&q=4401+Eastgate+Mall,+San+Diego,+CA+92121-1909

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 10, 2012 will be entitled to vote at the annual meeting. On this record date, there were 52,927,119 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 10, 2012 your shares were registered directly in your name with ACADIA’s transfer agent, Computershare, Inc., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the proxy card that may be mailed to you, or vote by proxy over the telephone or on the internet as instructed below, to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 10, 2012 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice was forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of two Class II directors, Uli Hacksell and Torsten Rasmussen, to hold office until our 2015 Annual Meeting of Stockholders; and

•	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the 2012 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy over the telephone, vote by proxy through the internet, or vote by proxy using the proxy card that you may request or that we may elect to deliver. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered to you and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-866-540-5760 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice or the proxy card that we may deliver. Your vote must be received by 11:59 p.m. Eastern Daylight Time on June 7, 2012 to be counted.

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To vote through the internet, go to http://www.proxyvoting.com/acad to complete an electronic proxy card. You will be asked to provide the company number and control number from your Notice or the proxy card that we may deliver. Your vote must be received by 11:59 p.m. Eastern Daylight Time on June 7, 2012 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from ACADIA.

Simply follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the close of business on April 10, 2012.

What if I return a proxy card, or otherwise vote, but do not make specific choices?

If you return a signed and dated proxy card, or otherwise vote, without marking voting selections, your shares will be voted “For” the election of each of the two nominees for director and “For” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm, as applicable. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice or set of proxy materials?

If you receive more than one Notice or set of proxy materials, your shares are registered in more than one name or in different accounts. Please follow the voting instructions on the Notices or sets of proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to ACADIA’s Secretary at 3911 Sorrento Valley Boulevard, San Diego, California 92121.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 29, 2012, to Glenn F. Baity, Secretary, ACADIA Pharmaceuticals Inc., 3911 Sorrento Valley Boulevard, San Diego, California 92121. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, your proposal generally must be submitted in writing to the same address no later than March 10, 2013 but no earlier than February 8, 2013. Please review our bylaws, which contain additional requirements regarding advance notice of stockholder proposals.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, “For”, “Withhold” and broker non-votes and, with respect to proposals other than the election of directors, “For” and “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors or amendments to charter documents.

How many votes are needed to approve each proposal?

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For the election of directors, the two nominees receiving the most “For” votes from the holders of the shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.

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To be approved, the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 must receive a “For” vote from the majority of the shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 52,927,119 shares outstanding and entitled to vote. Thus, the holders of 26,463,560 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be reported in a Current Report on Form 8-K, which we plan to file within four business days of the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The proxy statement, Form 10-K and annual report to stockholders are available at http://ir.acadia-pharm.com.

PROPOSAL 1

ELECTION OF DIRECTORS

ACADIA’s Board of Directors is divided into three classes. Each class consists of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

The Board of Directors presently has eight members, with one vacancy. There are two directors in Class II, whose term of office expires in 2012. The two nominees for Class II directors are Uli Hacksell and Torsten Rasmussen. Each of the nominees is currently a Class II director and was elected by our stockholders at our 2009 Annual Meeting of Stockholders. If elected at the annual meeting, each of these nominees would serve until the 2015 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. The terms of the directors in Classes I and III expire at our 2014 and 2013 Annual Meetings of Stockholders, respectively. It is the Company’s policy to encourage directors and nominees for director to attend the Annual Meeting. All of our then current directors attended the 2011 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares that would have been voted for that nominee instead will be voted for the election of a substitute nominee proposed by the Board of Directors. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

The following table sets forth information as of May 1, 2012 for our directors and executive officers:

Name	Age	Position
Leslie L. Iversen, Ph.D.	74	Chairman of the Board and Director
Michael Borer	53	Director
Laura Brege	54	Director
Mary Ann Gray, Ph.D.	59	Director
Uli Hacksell, Ph.D.	61	Chief Executive Officer, President, and Director
Lester J. Kaplan, Ph.D.	61	Director
Torsten Rasmussen	67	Director
William M. Wells	51	Director
Thomas H. Aasen	51	Executive Vice President, Chief Financial Officer, Chief Business Officer, and Treasurer
Glenn F. Baity	42	Vice President, General Counsel, and Secretary
Roger M. Mills, M.D.	54	Executive Vice President, Development

The Nominating and Corporate Governance Committee (the “NCG Committee”) seeks to assemble a Board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the

NCG Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, as well as the Company’s current needs and future needs, with the goal of having Board members who complement and strengthen the skills of each other through diversity and who also exhibit qualities that the NCG Committee views as critical to effective functioning of the Board, including sound judgment, collegiality, and integrity. The following is a brief biography of each nominee and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the NCG Committee to recommend that person to continue to serve on the Board.

Nominees for Election for a Three-year Term Expiring at the 2015 Annual Meeting

Uli Hacksell, Ph.D. has served as our Chief Executive Officer since September 2000 and as a director of our company since October 2000. From February 1999 to September 2000, he served as our Executive Vice President of Drug Discovery. From August 1991 to February 1999, Dr. Hacksell held various senior executive positions at Astra, a pharmaceutical company, including Vice President of Drug Discovery and Technology as well as President of Astra Draco, one of Astra’s largest research and development subsidiaries, where he directed an organization of more than 1,100 employees. From August 1991 to May 1994, he served as Vice President of CNS Preclinical R&D at Astra Arcus, another subsidiary. Earlier in his career, Dr. Hacksell held the positions of Professor of Organic Chemistry and Department Chairman at Uppsala University in Sweden and also served as Chairman and Vice Chairman of the European Federation of Medicinal Chemistry. He currently serves on the board of directors of SLS Invest AB. The NCG Committee believes that Dr. Hacksell’s extensive experience with the Company, which are a consequence of his long tenure as Chief Executive Officer and director, bring necessary historic knowledge and continuity to the Board. The NCG Committee also believes that Dr. Hacksell brings to the board substantial leadership skills and scientific background that are helpful in Board discussions for determining the course forward for the Company. Dr. Hacksell received a Master of Pharmacy and a Ph.D. in Medicinal Chemistry from Uppsala University.

Torsten Rasmussen has served as a director of our company since April 1998. Mr. Rasmussen has been President and Chief Executive Officer of Morgan Management ApS, a management advisory and consulting company, since 1997. Prior to founding Morgan Management in 1997, Mr. Rasmussen had held the position of Executive Vice President, Operations at the LEGO Group (LEGO A/S) in Denmark since 1981. He currently serves as a deputy chairman of the board of TK Development A/S, a Danish company which is quoted on the Danish Stock Exchange. He also sits on the board of a number of privately held Danish companies. He previously served as a board member in the capacity of chairman, deputy chairman or ordinary board member of a number of Danish companies of which the following are quoted on the Danish Stock Exchange: Bang & Olufsen A/S (1994-2007), Coloplast A/S (1992-2010), Vestas Wind Systems A/S (1998-2012), and A/S Det Oestasiatiske Kompagni (1998-2010). The NCG Committee believes that Mr. Rasmussen’s extensive experience with international business will be increasingly valuable to the Board, including as it seeks opportunities outside of North America for its most advanced product candidate. Mr. Rasmussen also has extensive experience as a board member of various international publicly held companies, which provides valuable experience to the Board and the committees on which he sits. In addition, the NCG Committee believes that Mr. Rasmussen’s tenure with the Board brings valuable historic knowledge and continuity to the Board and the committees on which he sits. Mr. Rasmussen holds an M.B.A. from IMD in Lausanne, Switzerland.

The following is a brief biography, and a discussion of the specific experience, qualifications, attributes or skills of each director whose term will continue after the annual meeting.

Directors Continuing in Office Until the 2013 Annual Meeting

Laura Brege has served as a director of our company since May 2008. Ms. Brege was Executive Vice President of Onyx Pharmaceuticals, Inc., a biopharmaceutical company, where she was responsible for medical affairs, scientific affairs, government affairs, public relations, investor relations, and international business functions from October 2007 to December 2011. She joined Onyx in June 2006 as Executive Vice President and

Chief Business Officer. Before joining Onyx, Ms. Brege was a general partner at Red Rock Capital Management, a venture capital firm specializing in early stage financing for technology companies, since 1999. Prior to Red Rock, she was the Senior Vice President and Chief Financial Officer at COR Therapeutics. Earlier in her career, Ms. Brege served as Vice President and Chief Financial Officer at Flextronics and Vice President and Treasurer of The Cooper Companies. Ms. Brege currently sits on the board of Pacira Pharmaceuticals, Inc., a public company. The NCG Committee believes that Ms. Brege’s industry background, including her extensive experience as an officer of public companies in the biotechnology industry, position her to make an effective contribution to the Board and the Audit Committee. In addition, her past financial experience and current knowledge of financing trends are extremely valuable to the Board when considering financing strategies for the Company. Ms. Brege earned her undergraduate degree from Ohio University and has an M.B.A. from the University of Chicago. Ms. Brege also serves on the board of The Ohio University Foundation. During the past five years, Ms. Brege also served on the board of Angiotech Pharmaceuticals, Inc., a public company.

Leslie L. Iversen, Ph.D. has been the Chairman of our Board of Directors since December 2000. He has served as a director since 1998. He also was a founding member of our Scientific Advisory Board. Dr. Iversen is currently a Professor of Pharmacology at University of Oxford, England, where he has taught since 1995. He was previously a Professor of Pharmacology at King’s College, London where he was Director of the Wolfson Centre for Age Related Diseases from 1999 until 2004. Dr. Iversen is internationally recognized for his fundamental contributions to the understanding of neurotransmission. Dr. Iversen served as Vice President of Neuroscience Research, Merck Research Laboratories and Director of the Neuroscience Research Center of Merck Research Laboratories in the UK. He was formerly Director of the Medical Research Council Neurochemical Pharmacology Unit in Cambridge. More recently, Dr. Iversen founded and serves as a director of Panos Therapeutics Ltd. The NCG Committee believes that Dr. Iversen’s long tenure as Board Chairman positions him to contribute to the Board his extensive knowledge of the Company and to provide Board continuity. In addition, the NCG Committee believes that his scientific expertise, industry background and prior experience all position him to make an effective contribution to the scientific understanding of the Board. Dr. Iversen is the recipient of numerous awards, including Fellow of the Royal Society of London and Foreign Associate Member of the National Academy of Sciences in the United States. Dr. Iversen received a Ph.D. and B.A. from the University of Cambridge.

William (Bill) M. Wells has been a member of our Board of Directors since January 2012. Mr. Wells was Chief Executive Officer of Biovail Corporation from May 2008 through the time of its merger with Valeant Pharmaceuticals International, Inc. in September 2010, during which time he led Biovail’s strategic transformation into a specialty pharmaceutical company focused on specialty central nervous system markets. Following the merger, Mr. Wells served as Chairman of Valeant until December 2010. He was originally elected to the board of directors of Biovail in June 2005 and later served as Lead Director until his appointment as Chief Executive Officer. Prior to joining Biovail, Mr. Wells held a number of senior executive positions, including Chief Financial Officer of Loblaw Companies Limited, Canada’s largest food distributor and a leading provider of general merchandise products, drugstore and financial products and services, Chief Financial Officer of Bunge Limited, a U.S. headquartered company engaged in the global agribusiness, fertilizer and food product industries, and financial management positions at McDonald’s Corporation in the U.S. and Brazil. Mr. Wells is currently Chairman of the Board of Evizone Ltd., a privately held online communications service firm, and is a member of the Board of Directors of Myriant Corporation and EnerCare Inc. The NCG Committee believes that Mr. Wells’ industry background, including his extensive experience as an officer and director of public companies and his experience with companies that commercialize products, position him to be an excellent resource for the Board. Mr. Wells holds a Master’s degree in International Business from the University of South Carolina and a Bachelor’s degree in Philosophy and English from the University of Western Ontario.

Directors Continuing in Office Until the 2014 Annual Meeting

Michael Borer has served as a director of our company since September 2005. Mr. Borer served as Chief Executive Officer and President of Xcel Pharmaceuticals, Inc., a specialty pharmaceutical company focused on prescription products that treat disorders of the central nervous system, until the sale of the company to Valeant Pharmaceuticals International in early 2005. Prior to founding Xcel in early 2001, Mr. Borer served as Senior Vice President and Chief Financial Officer of Dura Pharmaceuticals, Inc. and held other management positions there from 1994 through 2000. Prior to Dura, Mr. Borer spent 12 years in public accounting with Deloitte & Touche in its audit services group. The NCG Committee believes that Mr. Borer’s industry background, including his experience as chief executive officer and other executive officer positions of public companies in the biotechnology industry, position him to make an effective contribution to the Board. In addition, his public accounting experience and past financial officer positions are very valuable to fulfilling the Audit Committee’s responsibilities. He holds a bachelor’s degree in accounting from San Diego State University.

Mary Ann Gray, Ph.D. has served as a director of our company since April 2005. Currently, Dr. Gray is President of Gray Strategic Advisors, LLC, a company which she started in 2003 and which provides strategic consulting services to the biotechnology industry. Dr. Gray also serves on the boards of directors of Dyax Corp. and Senomyx, Inc., each of which is a publicly-traded company. During the past five years, Dr. Gray also served on the board of directors for each of GTC Biotherapeutics Inc. and Telik, Inc., each a public company, as well as Apthera Inc., a privately held company. From 1999 to 2003, Dr. Gray was Senior Analyst and Portfolio Manager for the Federated Kaufmann Fund. Prior to 1999, Dr. Gray led biotechnology equity research groups at Raymond James & Associates, Warburg Dillon Read and Kidder Peabody for an aggregate of nine years. The NCG Committee believes that Dr. Gray’s scientific background, financial industry experience and public board experience make her a valuable contributor to Board discussions. In addition, her extensive experience on other audit committees makes her well qualified to chair our Audit Committee. Dr. Gray holds a Ph.D. degree in pharmacology from the University of Vermont where she focused on novel chemotherapeutic agents for the treatment of cancer.

Lester J. Kaplan, Ph.D. has served as a director of our company since November 1997. Dr. Kaplan was Executive Vice President and President, Research and Development, at Allergan, Inc. from November 2003 to April 2004. Dr. Kaplan joined Allergan in 1983 and, prior to being appointed to Executive Vice President, was Corporate Vice President, Research and Development and Global BOTOX from June 1998 to November 2003. Dr. Kaplan was elected to Allergan’s board of directors in 1994 and served in that capacity until April 2004. Dr. Kaplan is Executive Chairman of the Board of Aciex Therapeutics Inc., Chairman of the Board of Altheos, Inc., and a member of the board of The National Neurovision Research Institute. He serves on the Scientific Advisory Board of Bay City Capital. The NCG Committee believes that Dr. Kaplan’s long tenure as a board member and chair of our Compensation Committee allows him to contribute his extensive knowledge of the Company and to provide Board and compensation continuity. In addition, the NCG Committee believes that his research and development expertise and venture capital background position him to make an effective contribution to the Board’s evaluation of strategic and financial alternatives. In particular, as the Company pursues its Phase III program for its lead compound, Dr. Kaplan’s prior experience with clinical trials and other development activities provide invaluable insight for the Board. Dr. Kaplan received a M.S. and Ph.D. in organic chemistry from the University of California, Los Angeles.

Set forth below is biographical information for each of our executive officers who is not a director:

Thomas H. Aasen is our Executive Vice President, Chief Financial Officer, Chief Business Officer, and Treasurer and has been with the Company since April 1998. Prior to joining us, Mr. Aasen held financial management positions at several publically traded life sciences companies, including Senior Director of Finance and Administration at Axys Pharmaceuticals, formerly called Sequana Therapeutics, Director of Finance at Genta, Inc., and Director of Accounting at Gen-Probe, Inc. Earlier in his career, Mr. Aasen held various positions in public accounting at KPMG Peat Marwick, including Audit Manager. He has 29 years of professional finance and accounting experience focused primarily on the life sciences industry. Mr. Aasen received a B.S. degree with honors from San Diego State University and is a licensed certified public accountant (inactive status) in the State of California.

Glenn F. Baity is our Vice President, General Counsel, and Secretary and has been with the Company since July 2004. From February 2000 until joining us, Mr. Baity was a senior associate at Cooley LLP in their San Diego office, working with a variety of public and private companies on transactional matters, including M&A, financings, compensation and equity matters, and corporate governance. From January 1997 to January 2000, Mr. Baity was an associate in the San Francisco office of Brown & Wood LLP (now Sidley Austin LLP) working primarily on public financings for established companies while representing bulge bracket underwriters, such as Goldman Sachs, Merrill Lynch and Morgan Stanley. Mr. Baity received a J.D. degree from the University of California, Los Angeles and received a B.A. from the University of California, Berkeley.

Roger M. Mills, M.D. has served as our Executive Vice President, Development since June 2006. Prior to joining us, Dr. Mills held the position of Vice President, Development at Pfizer Global R&D, a division of Pfizer Inc., which is a global pharmaceutical company, for a five-year period. In this capacity, he was responsible for the management and direction of drug development activities at the Pfizer campus in La Jolla, California, and played a key role in the development of Sutent®, a new multikinase inhibitor for patients with advanced renal cell carcinoma and gastrointestinal stromal tumors. Prior to joining Pfizer, Dr. Mills held senior clinical management positions at Gilead Sciences, where he served as project leader in the development of Tamiflu®, a leading treatment for influenza, and at Abbott Laboratories, where he played an important role in the development of antiviral drugs. Earlier in his career, he held several senior positions at the Wellcome Foundation, including Scientific Advisor for Group Marketing and Therapeutic Area Head, Cardiovascular Marketing. Dr. Mills received his medical degree at the Charing Cross Hospital Medical School in London and his specialized medical training at the Royal College of General Practitioners in London.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent”, as affirmatively determined by the board of directors. Our Board of Directors consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent”, including those set forth in the applicable NASDAQ listing standards (including as independence is currently defined in Rule 5605(a)(2) of those listing standards).

Consistent with these considerations, after review of all identified relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that all of our current directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Dr. Hacksell, our Chief Executive Officer.

Our independent directors meet quarterly in regularly scheduled executive sessions at which only non-employee directors are present and which are presided over by the Chairman of the Board. All of the committees of our Board of Directors are comprised entirely of directors determined by the Board to be independent within the meaning of the applicable NASDAQ listing standards.

BOARD LEADERSHIP STRUCTURE

Our Board of Directors has an independent chair, Dr. Iversen, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chairman has substantial ability to shape the work of our Board. The Company believes that separation of the positions of Board Chairman and Chief Executive Officer reinforces the independence of our Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of our Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Board Chairman can enhance the effectiveness of our Board as a whole.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board’s functions is risk oversight for the Company. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Compensation Committee is responsible for overseeing the Company’s executive compensation plans and arrangements and assessing whether any of our compensation policies or procedures has the potential to encourage excessive risk-taking. The Audit Committee oversees management of financial risks. The Audit Committee also monitors compliance with legal and regulatory requirements related to our finances. The NCG Committee manages risks associated with corporate governance, including the independence of the Board and potential conflicts of interest. Typically, the applicable Board committees discuss the applicable risk oversight at least annually at one of the regularly scheduled meetings for that committee with the relevant employees. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports and reports from management about such risks.

Meetings of the Board of Directors

The Board of Directors met five times during the last fiscal year, including one special telephonic meetings. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members.

Information Regarding Committees of the Board of Directors

The Board has an Audit Committee, a Compensation Committee and a NCG Committee. The following table provides membership and meeting information for fiscal 2011:

Name	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Michael Borer	X
Laura Brege	X
Mary Ann Gray	X	*	X
Uli Hacksell
Leslie Iversen					X
Lester J. Kaplan			X	*	X
Torsten Rasmussen			X		X	*
Meetings in fiscal 2011	5		5		4

*	Committee Chair

Below is a description of the Audit Committee, Compensation Committee and NCG Committee of the Board of Directors. The Board of Directors has determined that each member of such committees meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors is composed of three independent directors and was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. The Audit Committee operates pursuant to a written charter that is available on our website at http://www.acadia-pharm.com. The functions of the Audit Committee include, among other things:

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services,

•	reviewing our annual and quarterly results, financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management,

•

reviewing and discussing with our independent registered public accounting firm and management, as appropriate, significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our internal control over financial reporting,

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal auditing controls or auditing matters,

•	establishing procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters, and

•	reviewing and approving any transaction with a related person that must be disclosed by us.

The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Audit Committee are independent (as independence is currently defined in the applicable NASDAQ listing standards). Our Board of Directors has determined that Ms. Brege qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Ms. Brege’s level of knowledge and experience based on a number of factors, including her formal education, prior experience and business acumen.

Report of the Audit Committee of the Board of Directors

The material in this report is not “soliciting material”, is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our Board of Directors. The Audit Committee’s functions are more fully described in its charter, which is available on our website at http://www.acadia-pharm.com. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2011 with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence and has discussed with the independent accountants the independent accountants’ independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. The Audit Committee also has engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 and is seeking ratification of such selection by the stockholders.

The foregoing report has been furnished by the Audit Committee.

Mary Ann Gray, Committee Chair

Michael Borer

Laura Brege

Compensation Committee

The Compensation Committee is composed of three directors and all members of the Compensation Committee are independent. The Compensation Committee operates pursuant to a written charter that is available on our website at http://www.acadia-pharm.com. The functions of the Compensation Committee include, among other things:

•

determining the compensation and other terms of employment of our executive officers and reviewing and suggesting corporate performance goals and objectives relevant to such compensation, which shall support and reinforce our long-term strategic goals,

•	recommending to our Board of Directors the type and amount of compensation to be paid or awarded to non-employee directors for their service on our Board of Directors and its committees,

•

evaluating and recommending to our Board of Directors the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification, administration or termination of existing plans and programs,

•	establishing policies with respect to equity compensation arrangements, and

•

reviewing the terms of any employment agreements, severance arrangements, change-in-control protections and any other compensatory arrangements for our executive officers and approving any such agreements for all officers prior to approval by the Board of Directors.

Each year, the Compensation Committee reviews with management the Company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.

Compensation Committee Processes and Procedures. Typically, the Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the chair of the Compensation Committee, in consultation with management. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer does not participate in, and is not present during, any deliberations or determinations of the Compensation Committee regarding his compensation or his individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. For fiscal 2011, the Compensation Committee did not engage a compensation consultant to assist with either Board or executive compensation.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate. In 1998, the Compensation Committee formed a Non-Officer Stock Option Committee, currently composed of Dr. Hacksell, to which it delegated authority to grant, without any further action required by the Compensation Committee, stock options to employees who are not executive officers of the Company. The purpose of this delegation of authority is to enhance the flexibility of option administration within the Company and to facilitate the timely grant of options to non-management employees, particularly new employees, within specified limits approved by the Compensation Committee. Specific authority of the Non-Officer Stock Option Committee is specified at least once every quarter, but, generally, this subcommittee may not grant options to acquire more than an aggregate of 150,000 shares per quarter or 25,000 shares per employee. Typically, as part of its oversight function, the Compensation Committee will review on a quarterly basis the list of grants made by the subcommittee.

Historically, the Compensation Committee has met at one or more meetings held during the first quarter of the year to discuss and make recommendations to the Board for annual compensation adjustments, annual bonuses, annual equity awards, and new performance objectives. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the effectiveness of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to it by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which recommends to the Board any adjustments to his compensation as well as awards to be granted. For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, executive stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, compensation surveys, and recommendations of any compensation consultant, if applicable.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2011 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Nominating and Corporate Governance Committee

The NCG Committee of the Board of Directors is composed of three independent directors and operates pursuant to a written charter that is available on our website at http://www.acadia-pharm.com. The functions of the NCG Committee include, among other things:

•	interviewing, evaluating, nominating and recommending individuals for membership on our Board of Directors,

•	evaluating nominations by stockholders of candidates for election to our Board of Directors,

•	evaluating performance of our Board of Directors and applicable committees of the Board and determining whether continued service on the Board is appropriate,

•	developing, reviewing and amending a set of corporate governance policies and principles, including our Code of Business Conduct and Ethics,

•	considering questions of possible conflicts of interest of officers and directors as such questions arise, and

•	overseeing and reviewing the processes and procedures we use to provide information to the Board of Directors and its committees.

Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the NCG Committee considers skills, diversity, age, and such other factors as it deems appropriate given the current needs of the Board of Directors and ACADIA, to maintain a balance of knowledge, experience and capability. The NCG Committee does not have a formal policy regarding diversity, but does believe that Board members should represent diverse viewpoints. To these ends, the NCG Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, as well as the Company’s current needs and future needs, with the goal of having Board members who complement and strengthen the skills of each other through diversity and who also exhibit qualities that the NCG Committee views as critical to effective functioning of the Board, including sound judgment, collegiality, and integrity. In the case of incumbent directors whose terms of office are set to expire, the NCG Committee reviews such directors’ experience, qualifications, attributes, overall service to us during their term, including the number of meetings attended, level of participation, quality of performance, and any other relevant considerations. In the case of new director candidates, the NCG Committee also determines whether the nominee would be independent under applicable NASDAQ listing standards, and SEC rules and regulations with the advice of counsel, if necessary. The NCG Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The NCG Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board of Directors. The NCG Committee meets to discuss and consider candidates’ qualifications and selects candidates for recommendation to the Board by majority vote.

The NCG Committee will consider director candidates recommended by stockholders. The NCG Committee does not intend to alter the manner in which it evaluates candidates, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the NCG Committee must do so by delivering a written recommendation to the NCG Committee at the following address: 3911 Sorrento Valley Boulevard, San Diego, California 92121. Each submission must set forth: the name and address of the stockholder on whose behalf the submission is made; the number of our shares that are owned beneficially by such stockholder as of the date of the submission; the full name of the proposed candidate; a description of the proposed candidate’s business experience for at least the previous five years; complete biographical information for the proposed candidate; and a description of the proposed candidate’s qualifications as a director. For the proposed candidate to be considered for nomination for the 2013 Annual Meeting of Stockholders, the written communication must be received by March 10, 2013.

Stockholder Communications With the Board of Directors

Our Board of Directors has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Company’s General Counsel at 3911 Sorrento Valley Boulevard, San Diego, CA 92121. All communications will be compiled by the General Counsel and submitted to the Board or the individual directors on a periodic basis. These communications will be reviewed by the General Counsel, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). All communications directed to the Audit Committee in accordance with the Company’s Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters, discussed below, will be treated in accordance with that policy.

Code of Ethics

We have adopted the ACADIA Pharmaceuticals Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at http://www.acadia-pharm.com. If we make any substantive amendments to this Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Open Door Policy for Reporting Accounting and Auditing Matters

We have adopted an Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters to facilitate the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, as well as the confidential, anonymous submission by our employees of concerns regarding these matters. The Open Door Policy is available on our website at http://www.acadia-pharm.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2011, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 and is seeking ratification of such selection by our stockholders at the annual meeting. PricewaterhouseCoopers LLP has audited our financial statements since 1996. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of ACADIA and our stockholders.

To be approved, the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table provides information regarding the fees billed to us by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2011 and 2010.

	Fiscal Year Ended December 31,
	2011	2010
Audit fees(1)	$316,000	$227,000
Audit-related fees(2)	—	—
Tax fees(3)	67,000	29,000
All other fees(4)	2,000	2,000

Total fees	$385,000	$258,000

(1)	Represents fees for services rendered for the audit and/or reviews of our financial statements, including fees related to additional auditing work for our compliance with Section 404 of the Sarbanes-Oxley Act. Audit fees also include fees for services associated with periodic reports and other documents filed with the SEC, such as fees related to our S-3 and S-8 registration statements filed in each of 2011 and 2010, including documents issued in connection with those filings such as consents.
(2)	We did not engage PricewaterhouseCoopers LLP to perform audit-related services.
(3)	Represents fees for preparation of federal, state and foreign income tax returns and related schedules and calculations, totaling $67,000 and $29,000 in 2011 and 2010, respectively, including $40,000 in fees for general consultation regarding federal and foreign income tax matters in 2011.
(4)	Represents annual licensing fees for an accounting database subscription.

Pre-Approval Policies and Procedures.

The Audit Committee has pre-approval policies and procedures in place, pursuant to which services proposed to be performed by our independent registered public accounting firm are pre-approved by the Audit Committee. The policies generally pre-approve specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual service-by-service basis. The pre-approval of non-audit services also has been delegated to the Chair of the Audit Committee, but each pre-approval decision is reported to the full Audit Committee at its next scheduled meeting. All of the fees listed under the captions “tax fees” and “all other fees” incurred in 2011 and 2010 were approved in accordance with our pre-approval policies and procedures.

The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend. By execution of the enclosed proxy, you grant discretionary authority with respect to such other matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of February 14, 2012 by: (i) each of our directors, (ii) each of our Named Executive Officers, (iii) all of our current directors and executive officers as a group, and (iv) each person, or group of affiliated persons, known by us to beneficially own more than five percent of our common stock. The table is based upon information supplied by our officers, directors and principal stockholders and/or a review of Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Applicable percentages are based on 52,903,450 shares outstanding on February 14, 2012, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before April 14, 2012, which is 60 days after February 14, 2012. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned
5% Stockholders
Growth Equity Opportunities Fund II, LLC(2)	6,785,341	12.41%
Baker Brothers Funds(3)	5,567,040	10.24
FMR LLC(4)	5,280,091	9.98
RA Capital affiliates(5)	5,269,999	9.96
Venrock Healthcare Funds(6)	4,523,559	8.37
Directors and Named Executive Officers
Uli Hacksell, Ph.D.(7)	920,632	1.71%
Roger M. Mills, M.D.(8)	445,562	*
Thomas H. Aasen(9)	445,095	*
Glenn F. Baity(10)	279,285	*
Leslie L. Iversen, Ph.D.(11)	261,934	*
Lester J. Kaplan, Ph.D.(12)	234,604	*
Michael Borer(13)	187,183	*
Torsten Rasmussen(14)	184,943	*
Mary Ann Gray, Ph.D.(15)	158,215	*
Laura Brege(16)	124,366	*
William M. Wells(17)	—	*
All current directors and executive officers as a group (11 persons)(18)	3,241,819	5.80%

*	Less than one percent.
(1)	Except as otherwise noted below, the address for each person or entity listed in the table is c/o ACADIA Pharmaceuticals Inc., 3911 Sorrento Valley Boulevard, San Diego, California 92121. Unless otherwise indicated below, the persons and entities named in the table above have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.
(2)	Includes 5,026,179 shares owned by Growth Equity Opportunities Fund II, LLC (“Geo II”) and 1,759,162 shares issuable upon the exercise of warrants held by Geo II. The address for Geo II is New Enterprise Associates, 1954 Greenspring Drive, Suite 600, Timonium, Maryland 21093. This information is based on the most recent Schedule 13G filed on behalf of Geo II and Exhibit 99.1 to the Company’s Form 8-K filed on January 12, 2011.

(3)	Includes 5,308,201 shares owned by Baker Brothers Life Sciences, L.P. (including 1,426,590 shares issuable upon the exercise of warrants), 166,250 shares owned by 14159, L.P. (including 39,378 shares issuable upon the exercise of warrants) and 92,589 shares owned by 677, L.P. The address for the Baker Brothers Funds is 667 Madison Avenue, New York, New York 10065. This information is based on the most recent Schedule 13G filed on behalf of Felix J. Baker and Julian C. Baker and Exhibit 99.1 to the Company’s Form 8-K filed on January 12, 2011.
(4)	The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. This information is based on its most recently filed Schedule 13G.
(5)	Includes 2,657,194 shares owned by RA Capital Healthcare Fund, L.P. (“RA Capital”) and 2,612,805 shares deemed to be beneficially owned by RA Capital Management, LLC as the investment advisor to an account owned by a separate investment vehicle. The address for the RA Capital affiliates is 20 Park Plaza, Suite 1200, Boston, Massachusetts 02116. This information is based on the most recent Schedule 13G filed on behalf of the RA Capital affiliates.
(6)

Includes 2,832,754 shares of common stock and warrants to purchase 991,463 shares of common stock owned by Venrock Healthcare Capital Partners, L.P. and 518,031 shares of common stock and warrants to purchase 181,311 shares of common stock owned by VHCP Co-Investment Holdings, LLC. The address for the Venrock Healthcare investment funds is 530 Fifth Avenue, 22nd Floor, New York, New York 10036. This information is based on its most recently filed Schedule 13G.

(7)	Includes 78,216 shares held by Dr. and Mrs. Hacksell, as trustees of The Hacksell Family Trust, and 842,416 shares issuable to Dr. Hacksell upon the exercise of stock options.
(8)	Includes 58,584 shares owned by Dr. Mills and 386,978 shares issuable to Dr. Mills upon the exercise of stock options.
(9)	Includes 39,602 shares owned by Mr. Aasen, 1,369 shares held by Mr. and Mrs. Aasen, as trustees of The Aasen Family Trust, and 404,124 shares issuable to Mr. Aasen upon the exercise of stock options.
(10)	Includes 53,765 shares owned by Mr. Baity and 225,520 shares issuable to Mr. Baity upon the exercise of stock options.
(11)	Includes 9,000 shares owned by Dr. Iversen and 252,934 shares issuable to Dr. Iversen upon the exercise of stock options.
(12)	Includes 4,000 shares owned by Dr. Kaplan and 230,604 shares issuable to Dr. Kaplan upon the exercise of stock options.
(13)	Includes 187,183 shares issuable to Mr. Borer upon the exercise of stock options.
(14)	Includes 4,000 shares owned by, and 180,943 shares issuable upon the exercise of stock options to, Morgan Management ApS, a Danish corporation in which Mr. Rasmussen has a controlling interest.
(15)	Includes 158,215 shares issuable to Dr. Gray upon the exercise of stock options.
(16)	Includes 124,366 shares issuable to Ms. Brege upon the exercise of stock options.
(17)	Mr. Wells joined the Company’s Board of Directors in January 2012 and does not hold any shares and did not have any vested stock options as of April 14, 2012.
(18)	Includes 2,993,283 shares issuable upon the exercise of stock options.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee of our Board of Directors, composed entirely of independent directors, administers our executive compensation program. The role of the Compensation Committee is to oversee our compensation and benefit plans and policies, to administer our stock plans, and to review and recommend to the full Board of Directors for approval all compensation decisions relating to our executive officers.

Compensation Philosophy

Our executive compensation policies are designed to

•	align executive compensation with our business objectives and corporate performance;

•	attract and retain executive officers who contribute to our company’s long-term success;

•	reward and motivate executive officers who contribute to our operating and financial performance; and

•	link executive officer compensation and stockholder interests through the grant of long-term incentives via stock options.

Our Compensation Committee believes that our compensation programs should include short-term and long-term components, including cash and equity-based compensation, and should reward performance as measured against established goals. Our Compensation Committee has discussed the concept of risk as it relates to the forms and amounts of compensation at ACADIA and does not believe that our compensation arrangements encourage excessive or inappropriate risk taking. The Compensation Committee evaluates both performance and compensation to make sure that the compensation provided to executives remains competitive relative to compensation paid by companies of similar size and stage of development operating in the biotechnology industry, taking into account our relative performance and our own strategic goals. Our Compensation Committee considers the total current and potential long-term compensation of each of our executive officers in establishing each element of compensation, but views each element as related but distinct.

Our Compensation Committee reviews and recommends to the full Board of Directors on an annual basis the compensation to be paid to our Chief Executive Officer and other executive officers. As part of this process, historically we have conducted benchmarking of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers. In addition, our Compensation Committee has historically taken into account publicly available data relating to the compensation practices and policies of other companies within and outside our industry. In particular, the Compensation Committee has from time to time, as it sees fit, engaged external compensation consultants to review and provide benchmarking information used to establish cash and equity compensation and related policies. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and strategic objectives that may be unique to us, the Compensation Committee generally believes that gathering this information is an important part of our compensation-related decision-making process. For the compensation decisions for the year-ended December 31, 2011, because no merit-based salary increases were being considered for executive management and only limited bonuses were being considered, the Compensation Committee did not engage an external compensation consulting firm for benchmarking information.

Our Chief Executive Officer evaluates the performance of our other executive officers on an annual basis and makes recommendations to the Compensation Committee with respect to their annual salary adjustments, bonuses and annual stock option grants. The Compensation Committee exercises its own discretion in determining recommendations to the Board for salary adjustments and discretionary cash and equity-based awards for each of our executive officers. Our Chief Executive Officer does not participate in, and is not present during, any deliberations or determinations of the Compensation Committee regarding his compensation or his individual performance objectives. Due to our financial position, no salary increases were considered for executive management for fiscal 2011, and only limited bonuses were awarded to executive management.

Elements of Executive Compensation

Compensation of our executive officers consists of four principal components: base salary, potential annual incentive bonus, long-term incentives, and post-employment compensation. Since we have been a public company, changes to base salary, awards of incentive bonuses and long-term incentive awards have been generally determined in connection with the regularly scheduled meeting of our Board of Directors in March of each year.

Base Salary. As a general matter, the base salary for each executive officer is initially established through negotiation at the time the officer is hired, taking into account such officer’s qualifications, experience, prior salary, and competitive market salary information for similar positions in the biotechnology industry. The base salaries of our executive officers are reviewed annually and adjustments to each executive officer’s base salary is determined by an assessment of our company’s performance, the financial position of the company, the performance of each executive officer against his individual job and functional area’s responsibilities including, where appropriate, the impact of such performance on our company’s business results, competitive market conditions for executive compensation for similar positions, and recognizing cost of living considerations.

Annual Incentive Bonuses. In addition to base salary, the Compensation Committee evaluates the performance of, and recommends for approval to our Board the bonuses payable to, our executive officers on an annual basis. We believe that performance-based cash bonuses play an important role in providing incentives to our executives to achieve defined annual corporate goals. Each year, the Compensation Committee reviews a detailed set of overall corporate performance goals for the current year prepared by management and presented to the full Board of Directors that are intended to apply to the executives’ bonus awards. Annual incentive bonuses are based on a blend of the overall performance of the executive’s functional area, including his relative individual contributions, and our company’s overall performance in achieving corporate goals, while taking into account competitive market information. Since our Chief Executive Officer is responsible for the performance of the entire company, his bonus is based on the Company’s overall performance in achieving corporate goals, while taking into account competitive market information. The Compensation Committee does not assess the achievement of our corporate goals on an individual or categorical basis, but rather reviews the Company’s achievement of the corporate goals in their totality, taking into account the Company’s overall performance for the year. The Compensation Committee also does not make a quantifiable assessment of total corporate goal achievement. Instead, corporate goal achievement as a whole is weighed in the discretion of the Compensation Committee with the other information available with respect to each executive officer’s performance during the year and competitive market information.

The target annual incentive bonuses, as a percentage of base pay, for the executive officers in 2011 were: 50% for Dr. Hacksell, 35% for Dr. Mills and Mr. Aasen, and 30% for Mr. Baity. The Compensation Committee has the discretion to recommend bonus amounts to our Board from 0 to 150% of the applicable target percentage based on the performance of the individual executive officer, his functional area within the Company and the Company as whole. The degree to which the corporate goals were achieved is taken into account by the Compensation Committee in determining percentages of target awards, and the level of achievement is not associated with any particular compensation outcome, which remains in the discretion of the Compensation Committee regardless of goal achievement. Due to the financial position of the Company, even though the majority of goals were met for 2011, the bonuses that were awarded by our Board for 2011 were only limited bonuses, which equaled approximately one-third of the target bonus amounts for each of the executive officers.

For 2011, our Board established corporate goals related to the following categories: our pimavanserin program, our AM-831 program, drug discovery, business development, financing and investor relations, and administration and infrastructure.

•	Pimavanserin program goals consisted of managing and advancing our ongoing Phase III trials for PDP, continuing other ongoing studies, and performing other enabling development.

•	AM-831 program goals consisted primarily of advancing the existing collaboration, including the filing of the IND and commencing Phase I studies.

•

Drug discovery goals consisted of supporting project initiatives under our research collaboration with Allergan and our grants from The Michael J. Fox Foundation and the Small Business Innovation Research program, and supporting efforts for additional project support for specified programs.

•	Business development goals included extending our research collaboration with Allergan and evaluating potential business development and strategic opportunities.

•

Financing and investor relations goals included strengthening our cash position by completing a financing, regaining and maintaining compliance with NASDAQ listing requirements, and executing investor relations activities.

•

Administration and infrastructure goals consisted of evaluating and executing on facilities strategies, including exiting the Sweden facility, executing human resources programs, and developing and securing intellectual property assets related to specified programs.

Long-Term Incentives. Our long-term incentives are currently in the form of stock option awards. The objective of these awards is to advance our longer-term interests and those of our stockholders and to complement incentives tied to annual performance by providing incentives for longevity with the company. Stock option grants to executives currently are made pursuant to our 2010 Equity Incentive Plan (the “2010 Plan”) at the inception of service and usually thereafter in connection with the regular meeting of the Board of Directors in March of each year. From the time of our public offering in 2004 until the 2010 Plan was approved at the 2010 Annual Meeting of Stockholders in June 2010, option grants were made pursuant to our 2004 Equity Incentive Plan (the “2004 Plan”). Annual refresher stock option grants to eligible non-executive employees are generally made in connection with the March meeting of the Board of Directors. We do not coordinate the grant of stock options to the timing of releases of material non-public information. Stock options only produce value to our executives if the price of our stock appreciates, thereby directly linking the interests of executives with those of stockholders.

The number of stock options granted is based on the executive’s position, the executive’s performance in the prior year, the Company’s overall performance, the executive’s potential for continued sustained contributions to our success, and competitive market information. The executive’s stock options are granted with an exercise price based on the fair market value, which has been deemed to be the closing price on the date of grant for all awards made after January 1, 2008. Prior to that date, fair market value under the 2004 Plan was deemed to be the closing price on the trading day prior to grant according to the terms of the 2004 Plan. Stock options granted under the 2010 Plan generally vest over a four-year period (with 25% vesting after one year and the remainder vesting monthly thereafter) and each option is exercisable over a ten-year period following its grant unless the executive’s employment terminates prior to such date. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code. The 2010 Plan also permits the issuance of other types of awards, including stock appreciation rights and restricted stock, among others. We have only awarded stock options under the 2010 Plan, but the Compensation Committee, in its discretion, may elect to make different types of awards.

Post-employment Compensation. Our named executive officers are entitled to certain severance and change in control benefits, the terms of which are described below under “—Post-Employment Compensation.” We believe these severance and change in control benefits are an essential element of our overall executive compensation package and assist us in recruiting and retaining talented individuals and aligning the executive’s interests with the best interests of the stockholders.

Other Compensation. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our executive officers, which are also generally available to employees, including medical, dental, vision and life insurance coverage and 401(k) matching contributions; however, the Compensation Committee in its discretion may revise, amend or add to these benefits.

Section 162(m) Compliance. Section 162(m) of the Internal Revenue Code generally limits the tax deductions a public corporation may take for compensation paid to its executive officers to $1 million per executive per year. Performance based compensation tied to the attainment of specific goals is excluded from the limitation. Our stockholders have previously approved our 2010 Plan, 2004 Plan and 1997 Plan, thereby qualifying options and stock appreciation rights under these plans as performance-based compensation exempt from the Section 162(m) limits. In addition, the Compensation Committee may evaluate our executive compensation policies and benefit plans to determine whether additional actions to maintain the tax deductibility of executive compensation are in the best interest of our stockholders.

Compensation Committee Interlocks and Insider Participation

As indicated above, the Compensation Committee currently consists of Drs. Kaplan and Gray and Mr. Rasmussen. No member of the Compensation Committee has ever been an officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Compensation Committee Report

The material in this report is not “soliciting material”, is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

The foregoing report has been furnished by the Compensation Committee.

Lester J. Kaplan, Committee Chair

Mary Ann Gray

Torsten Rasmussen

Summary Compensation Table

The following table shows for the fiscal years ended December 31, 2011, 2010, and 2009, compensation awarded to or paid to, or earned by, the Company’s Chief Executive Officer, Chief Financial Officer and its other executive officers (the “Named Executive Officers”). There were no other executive officers of the Company at any time in 2011.

Summary Compensation Table

Name	Title	Year	Salary	Bonus	Option Awards(1)	All Other Compensation	Total
Uli Hacksell(2)	Chief Executive Officer	2011	$463,040	$81,000	$376,290	$13,023	$933,353
		2010	463,040	76,000	427,280	12,910	979,230
		2009	463,040	—	—	12,955	475,995

Thomas Aasen(2)	Executive Vice President, Chief Financial Officer, Chief Business Officer, and Treasurer	2011 2010 2009	302,418 302,418 302,418	38,000 35,000 —	219,503 244,160 —	13,023 12,910 12,955	572,944 594,488 315,373

Roger Mills(3)	Executive Vice President, Development	2011	361,486	38,000	219,503	773	619,762
		2010	361,486	42,000	244,160	660	648,306
		2009	361,486	—	—	705	362,191

Glenn Baity(4)	Vice President, General Counsel and Secretary	2011	275,000	27,000	163,059	13,023	478,082
		2010	269,568	27,000	183,120	12,900	492,588

(1)	Amounts shown do not reflect compensation actually received by the named individual. “Option Awards” includes the grant date fair value of option awards granted in the year indicated as computed in accordance with authoritative accounting guidance. See Note 2 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed March 6, 2012 with the SEC, for the assumptions used to determine the valuation of stock option awards.
(2)	“All Other Compensation” includes $12,250, $12,250 and $12,250 in employer 401(k) matching and $773, $660, and $705 of supplemental life insurance premium payments in each of 2011, 2010, and 2009, respectively.
(3)	“All Other Compensation” includes $773, $660, and $705 of supplemental life insurance premium payments in 2011, 2010, and 2009, respectively.
(4)	Mr. Baity became an employee of the Company in July 2004; however, 2010 was his first year of inclusion as a Named Executive Officer. “All Other Compensation” includes $12,250 and $12,250 in employer 401(k) matching and $773 and $650 of supplemental life insurance premium payments in 2011 and 2010, respectively.

Grants of Plan-Based Awards

The following table shows certain information regarding grants of plan-based awards to the Named Executive Officers for the fiscal year ended December 31, 2011:

Grants of Plan-Based Awards in Fiscal 2011

Name	Grant Date	Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards(1)	Grant Date Fair Value of Option Awards(2)
Uli Hacksell	3/25/2011	300,000	$1.62	$376,290
Thomas Aasen	3/25/2011	175,000	1.62	219,503
Roger Mills	3/25/2011	175,000	1.62	219,503
Glenn Baity	3/25/2011	130,000	1.62	163,059

(1)	In accordance with the terms of the 2010 Plan, the exercise price of each option was set at the market closing price of our common stock on the date of grant.
(2)	See the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed March 6, 2012 with the SEC, for the stock compensation expense assumptions used to determine the valuation and expensing of stock option awards. The values recognized in the “Grant Date Fair Value of Option Awards” column above do not reflect estimated forfeitures.

Outstanding Equity Awards at Fiscal Year-End

The following table shows certain information regarding outstanding equity awards at December 31, 2011 for the Named Executive Officers:

Outstanding Equity Awards at December 31, 2011

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Uli Hacksell	25,000	—	$1.50	9/8/12
	7,500	—	1.08	3/16/13
	149,500	—	1.08	9/7/13
	30,000	—	2.00	3/11/14
	75,000	—	6.95	3/10/15
	55,000	—	14.83	3/9/16
	55,000	—	6.86	3/8/17
	56,250	3,750	8.32	3/6/18
	118,750	31,250	2.00	10/19/18
	153,125	196,875	1.55	3/11/20
	—	300,000	1.62	3/24/21

subtotal	725,125	531,875

Thomas Aasen	32,500	—	1.50	9/8/12
	64,500	—	1.08	9/7/13
	12,500	—	2.00	3/11/14
	31,000	—	6.95	3/10/15
	25,000	—	14.83	3/9/16
	22,000	—	6.86	3/8/17
	24,375	1,625	8.32	3/6/18
	39,583	10,417	2.00	10/19/18
	87,500	112,500	1.55	3/11/20
	—	175,000	1.62	3/24/21

subtotal	338,958	299,542

Roger Mills	100,000	—	8.18	6/29/16
	50,000	—	6.86	3/8/17
	23,437	1,563	8.32	3/6/18
	59,375	15,625	2.00	10/19/18
	87,500	112,500	1.55	3/11/20
	—	175,000	1.62	3/24/21

subtotal	320,312	304,688

Glenn Baity	42,000	—	6.17	7/25/14
	7,000	—	15.37	3/13/16
	16,000	—	6.78	3/7/17
	18,750	1,250	8.32	3/6/18
	15,833	4,167	2.00	10/19/18
	11,875	3,125	1.64	10/21/18
	65,625	84,375	1.55	3/11/20
	—	130,000	1.62	3/24/21

subtotal	177,083	222,917

(1)	All options granted to our Named Executive Officers vest over four years with 25% of the total number of shares subject to an option vesting after the first year and 1/48th per month thereafter; except that the options that expire on October 19, 2018 vest over four years with 50% of the total number of shares subject to such options vesting after two years and 1/48th per month thereafter; provided, that vesting of all options is subject to acceleration following specified events as described under “—Effect of change in control on stock option awards” below.

Option Exercises and Stock Vested

The following table shows for the fiscal year ended December 31, 2011, certain information regarding option exercises and stock vested during the year with respect to the Named Executive Officers. There were no option exercises in fiscal 2011 and we have not made any restricted stock awards.

Option Exercises in Fiscal 2011

Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
Uli Hacksell	—	—

Thomas Aasen	—	—

Roger Mills	—	—

Glenn Baity	—	—

Post-Employment Compensation

The amounts of compensation payable to each executive officer upon termination of the employment of the executive are described below. Our Compensation Committee may in its discretion revise, amend or add to the benefits.

Payments made upon termination

Regardless of the manner in which a Named Executive Officer’s employment terminates, the Named Executive Officer is entitled to receive amounts earned during his term of employment, including accrued and unpaid salary and payment in lieu of unused vacation days.

Potential payment under employment arrangements

We have entered into offer letters or employment agreements with each of our Named Executive Officers, setting forth their respective base salary, bonus targets, and other employment benefits. Each Named Executive Officer’s employment is on an “at-will” basis and can be terminated by us or the applicable officer at any time, for any reason and with or without notice, subject, where applicable, to the severance arrangements contained therein. If we terminate the employment of Dr. Hacksell, Mr. Aasen or Dr. Mills for reasons other than cause, we are obligated to pay that executive officer one year’s salary and to continue other benefits the officer may be receiving at the time of termination for the one-year period following termination of employment. If we terminate the employment of Mr. Baity for reasons other than cause, we are obligated to pay him nine months’ salary and to continue other benefits he may be receiving at the time of termination for the nine-month period following the termination of his employment. The actual amounts of any such termination payments would be based on the executive’s then applicable salary. No salary increases were made for 2012, so the annual salaries for each of the executive officers is as set forth in Summary Compensation Table above. Under the employment terms, “cause” means, generally, (a) material failure to competently perform assigned duties for the Company, (b) sustained poor performance of any material aspect of job duties or obligations, (c) dishonesty, gross negligence or other material misconduct, or (d) conviction of, or the entry of a pleading of guilty or nolo contendere to, any crime involving moral turpitude or any felony.

Effect of change in control on stock option awards

In the event the Company is acquired or completes a merger, any unvested options held by a Named Executive Officer that are not assumed by the acquiring company will vest. In addition, following a merger in which the options have been assumed, if a Named Executive Officer’s employment is involuntarily terminated or terminated by such officer for good reason, then any unvested options held by the Named Executive Officer will vest. For the purpose of the foregoing, a “merger” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

•	a sale or other disposition of all or substantially all, as determined by the Board of Directors in its discretion, of the consolidated assets of the Company and its subsidiaries;

•	a sale or other disposition of at least 90% of the outstanding securities of the Company;

•	a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

•

a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of common stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

If a merger had occurred, effective as of December 31, 2011, the value of the accelerated options to our executive officers would have been $0 for each individual, because this value is calculated as the sum for each individual of the products of the (i) the difference between the exercise price of each option deemed accelerated and the fair market value of our common stock on December 31, 2011 multiplied by (ii) the number of shares deemed accelerated under the applicable option, and as of December 31, 2011, the fair market value of our common stock was less than, or equal to, the exercise price for each outstanding option held by these individuals.

Nonqualified Deferred Compensation

None of our Named Executive Officers participates in or has account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. Our Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2011, with respect to all of our equity compensation plans in effect on that date:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders(1)	5,789,777	$3.39	2,869,576
Equity compensation plans not approved by stockholders(2)	—	—	—
Total	5,789,777	$3.39	2,869,576

(1)	Includes our 1997 Stock Option Plan, the 2004 Plan, the 2010 Plan and our 2004 Employee Stock Purchase Plan (the “ESPP”). 362,115 shares under column (c) are attributable to our ESPP. Our ESPP contains a so called “evergreen” provision providing for an annual increase to its share reserve in connection with the 2012 Annual Meeting of Stockholders. The number of shares to be added to our ESPP will be equal to the least of: (i) 529,271, which is one percent of our outstanding common stock as of April 10, 2012, the record date for the 2012 Annual Meeting of Stockholders; (ii) 150,000; or (iii) an amount determined for such year by our Board of Directors.
(2)	As of December 31, 2011, we did not have any equity compensation plans that were not approved by our stockholders.

Director Compensation

During 2011, we provided each of our non-employee directors cash compensation in the form of an annual retainer of $20,000, plus an additional $12,500 for the Chairman of the Board of Directors and an additional $5,000 for the committee chairs. The annual retainers may, at the election of the individual director, be converted into an option to purchase a number of shares of stock equal to the quotient of three times the retainer amount to be converted, divided by the exercise price for such option, as determined in accordance with the terms of the 2010 Plan. For grants made on or prior to December 31, 2007, the 2004 Plan provided that the exercise price for options was equal to the closing price for the Company’s common stock on the trading day immediately prior to option grant date. Commencing on January 1, 2008, the exercise price for options was equal to the closing price for the Company’s common stock on the option grant date. Directors receive $1,000 per regular board meeting and $250 per special telephonic board meeting. Committee members receive $750 per regular meeting and $500 per special telephonic meeting, and the committee chairs receive twice those amounts. We also reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our Board of Directors and committees of the Board.

Each of our non-employee directors also receives stock option grants under our 2010 Plan. Options granted to our non-employee directors are intended by us not to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended. These option grants are non-discretionary.

Any person who joins the Board of Directors as a non-employee director will receive an option to purchase 15,000 shares of common stock upon his or her election. In addition, any person who is a non-employee director on the date of each annual meeting of our stockholders will be automatically granted, on the annual meeting date, an option to purchase 10,000 shares of common stock. Members of the Scientific Advisory Committee receive an option to purchase 6,000 share of common stock every four years. The annual retainer amount and option grant may be pro-rated for a director that joins the Board other than at the first meeting of the Board following the annual meeting of stockholders. In addition, directors may elect to convert their retainer amounts, in whole or in part, into options under the 2010 Plan with an aggregate exercise price equal to three times the amount elected for conversion.

Initial grants (i.e., those made upon a non-employee director’s election to our Board of Directors) vest over two years following the date of grant, and annual grants, including any retainer amounts that are converted, vest at the rate of 1/4th each quarter after the date of grant. Grants to the Scientific Advisory Committee vest over a four-year period. In general, the term of stock options granted under the 2010 Plan may not exceed ten years.

Unless the terms of a director’s stock option agreement provide for earlier or later termination, if an optionholder’s service relationship with us, or any affiliate of ours, ceases for any reason, the optionholder may exercise any vested options up to three years from cessation of service.

The following table shows for the fiscal year ended December 31, 2011 certain information with respect to the compensation of all persons who served as directors of the Company during the year, other than Dr. Hacksell, who is a Named Executive Officer and received no additional compensation for his services as a director:

Director Compensation for Fiscal 2011

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)	Total
Michael Borer(3)	$8,000	$59,732	$67,732
Laura Brege(4)	8,000	59,732	67,732
Mary Ann Gray(5)	40,500	13,488	53,988
Leslie Iversen(6)	26,500	73,605	100,105
Lester Kaplan(7)	11,250	71,294	82,544
Torsten Rasmussen(8)	14,000	71,294	85,294
William M. Wells(9)	—	—	—

(1)	“Fees Earned or Paid in Cash” includes Board of Directors and committee fees for meeting attendance. Mr. Borer, Ms. Brege, Dr. Kaplan and Mr. Rasmussen elected to convert their full annual retainers into a stock option award and Dr. Iversen elected to convert $20,000 of his annual retainer into a stock option award. The amounts reflected do not include the value of such converted retainers, which are included in the “Option Awards” column.
(2)	“Option Awards” includes the grant date fair value of option awards granted in the year indicated as computed in accordance with authoritative accounting guidance. See Note 2 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed March 6, 2012 with the SEC, for the assumptions used to determine the valuation of stock option awards.
(3)	“Fees Earned or Paid in Cash” includes $8,000 in Board of Directors and Audit Committee meetings fees. “Option Awards” includes the fair value of 10,000 stock options and 34,285 stock options (from the conversion of a $20,000 annual retainer) each granted on June 10, 2011 with an exercise price of $1.75. As of December 31, 2011, an aggregate of 198,255 stock options that had been granted to Mr. Borer were outstanding.

(4)	“Fees Earned or Paid in Cash” includes $8,000 in Board of Directors and Audit Committee meetings fees. “Option Awards” includes the fair value of 10,000 stock options and 34,285 stock options (from the conversion of a $20,000 annual retainer) each granted on June 10, 2011 with an exercise price of $1.75. As of December 31, 2011, an aggregate of 135,438 stock options that had been granted to Ms. Brege were outstanding.
(5)	“Fees Earned or Paid in Cash” includes $15,500 in Board of Directors, Audit Committee and Compensation Committee meetings fees plus an annual retainer of $25,000. “Option Awards” includes the fair value of 10,000 stock options granted on June 10, 2011 with an exercise price of $1.75. As of December 31, 2011, an aggregate of 160,715 stock options that had been granted to Dr. Gray were outstanding.
(6)	“Fees Earned or Paid in Cash” includes $6,500 in Board of Directors and NCG Committee meetings fees and $20,000 of Dr. Iversen’s annual retainer paid in cash. “Option Awards” includes the total fair value of (i) 10,000 stock options for the annual Board of Directors grant, (ii) 38,571 stock options from the conversion of $22,250 of Dr. Iversen’s $42,500 total annual retainer, and (iii) 6,000 stock options for service on the Scientific Advisory Committee of the Board of Directors, each of which was granted on June 10, 2011 with an exercise price of $1.75 per share. As of December 31, 2011, an aggregate of 272,077 stock options that had been granted to Dr. Iversen were outstanding.
(7)	“Fees Earned or Paid in Cash” includes $11,250 in Board of Directors, Compensation Committee and NCG Committee meeting fees. “Option Awards” includes the fair value of 10,000 stock options and 42,857 stock options (from the conversion of a $25,000 annual retainer) each granted on June 10, 2011 with an exercise price of $1.75. As of December 31, 2011, an aggregate of 244,819 stock options that had been granted to Dr. Kaplan were outstanding.
(8)	“Fees Earned or Paid in Cash” includes $14,000 in Board of Directors, Compensation Committee and NCG Committee meeting fees. “Option Awards” includes the fair value of 10,000 stock options and 42,857 stock options (from the conversion of a $25,000 annual retainer) each granted on June 10, 2011 with an exercise price of $1.75. As of December 31, 2011, an aggregate of 195,158 stock options that had been granted to Mr. Rasmussen were outstanding.
(9)	Mr. Wells joined the Board of Directors in January 2012 and did not receive any compensation in 2011.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

The charter of the Audit Committee states that it will review, consider and approve or ratify any “related-persons transactions.” A “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, the Company relies on information supplied by its executive officers and directors. In considering related-person transactions, the Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. In determining whether to approve, ratify or reject a related-person transaction, the Committee will look at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders, as the Committee determines in the good faith exercise of its discretion.

Certain Related-Person Transactions

Our bylaws provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our amended and restated bylaws permit such indemnification. We have obtained a policy of directors’ and officers’ liability insurance.

We have entered, and intend to continue to enter, into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

Director Independence

Information regarding director independence is included under “Proposal 1—Election of Directors” above and is incorporated by reference herein.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are stockholders of ACADIA Pharmaceuticals Inc. will be householding our annual meeting materials. A single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability of Proxy Materials or other Annual Meeting materials, please notify your broker. Direct your written request to ACADIA Pharmaceuticals Inc., 3911 Sorrento Valley Boulevard, San Diego, California 92121, Attn: Investor Relations, or contact Investor Relations at (858) 558-2871 and we will undertake to promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials or Annual Meeting materials to you. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or other Annual Meeting materials at their addresses and would like to request householding of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Glenn F. Baity Vice President, General Counsel, and Secretary

San Diego, California

April 24, 2012

A COPY OF OUR ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: SECRETARY, ACADIA PHARMACEUTICALS INC., 3911 SORRENTO VALLEY BLVD., SAN DIEGO, CA 92121. WE WILL FURNISH A COPY OF ANY EXHIBIT TO SUCH REPORT UPON WRITTEN REQUEST AND PAYMENT OF REASONABLE EXPENSES IN FURNISHING SUCH EXHIBIT.

You can now access your ACADIA Pharmaceuticals account online.

Access your ACADIA Pharmaceuticals account online via Investor ServiceDirect® (ISD).

The transfer agent for ACADIA Pharmaceuticals now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

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ACADIA PHARMACEUTICALS INC.

3911 Sorrento Valley Boulevard

San Diego, California 92121

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 8, 2012

The undersigned hereby appoints Uli Hacksell, Ph.D., Thomas H. Aasen and Glenn F. Baity, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of ACADIA Pharmaceuticals Inc., which the undersigned may be entitled to vote at the 2012 Annual Meeting of Stockholders of ACADIA Pharmaceuticals Inc. to be held on June 8, 2012 at 8:00 a.m. local time at the offices of Cooley LLP, 4401 Eastgate Mall, San Diego, California 92121-1909, and at any and all postponements, continuations and adjournments thereof, with all power that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting. The undersigned hereby revokes all previously submitted proxies for the Annual Meeting of Stockholders to be held on June 8, 2012.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR EACH NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Address Change/Comments (Mark the corresponding box on the reverse side)	SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side)

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YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting are available through 11:59 PM Eastern Time on June 7, 2012.

INTERNET
ACADIA PHARMACEUTICALS INC.	http://www.proxyvoting.com/acad Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2011 Annual Report to Stockholders are available at: http://ir.acadia-pharm.com

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(Continued from other side)

Please mark your votes as indicated in this example	☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE NAMED BELOW.	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012 AND FOR THE APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

		FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS			FOR	AGAINST	ABSTAIN

PROPOSAL 1:	To elect two Class II directors to hold office until our 2015 Annual Meeting of Stockholders.	☐	☐	☐	PROPOSAL 2:	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.	☐	☐	☐
Nominees:	01. Uli Hacksell, 02. Torsten Rasmussen

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

* Exceptions

	Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date	____________